Exhibit 99.1

                                                  NEWS RELEASE
[Logo]                                   Contact: William J. Small
FIRST DEFIANCE                                    Chairman, President and CEO
FINANCIAL CORP.                                   First Defiance Financial Corp.
                                                  (419) 782-5015
                                                  bsmall@first-fed.com

--------------------------------------------------------------------------------
For Immediate Release

                FIRST DEFIANCE ANNOUNCES SECOND QUARTER EARNINGS


      DEFIANCE, OHIO (July 18, 2005) - First Defiance Financial Corp. (NASDAQ:
FDEF) today announced net income of $2.0 million or $0.28 per diluted share for the quarter ended June 30, 2005 compared to $3.1 million or $0.49 per diluted share for the quarter ended June 30, 2004. Net income and diluted earnings per share for the 2005 second quarter include the operations of the Genoa Savings and Loan Company (Genoa Savings) subsequent to its acquisition by First Defiance on April 8, 2005 and include $1.6 million in after-tax merger-related expenses recognized in the quarter relating to the Genoa acquisition as well as the acquisition of ComBanc, Inc., which occurred in the first quarter of 2005. For the six-month period ended June 30, 2005, First Defiance realized income of $4.9 million or $0.70 per share compared to $5.6 million or $0.88 per share for the first six months of 2004. Total after-tax merger-related charges recorded during the first six months of 2005 were $2.2 million ($2.39 million before tax or $1.55 million after tax related to Genoa and $975,000 before tax or $634,000 after tax related to ComBanc).

      Core operating earnings, which reflect income from continuing operations adjusted to exclude the merger, integration and restructuring expenses, were $3.6 million for the 2005 second quarter, up 15.7% from $3.1 million for the second quarter of 2004. Core operating earnings per diluted share for the 2005 second quarter were $0.51, up from $0.49 in the 2004 second quarter. For the six-month period ended June 30, 2005, core operating earnings were $7.1 million, up 25.7% from the first six months of 2004. On a per share basis, core operating earnings for the first six months of 2005 were $1.01 per share compared to diluted EPS of $0.88 for the first six months of 2004, an increase of 14.8%. The attached schedules include a reconciliation of GAAP-basis earnings to core operating earnings.

      "We are pleased to report another quarter of solid results," said William
J. Small, Chairman, President and Chief Executive Officer. "The continued increase in our core operating earnings reflects progress in the strategic initiatives of our business plan. We continue to have substantial loan growth, our net interest margins continue to improve, and our credit quality remains very good. And, for the second quarter in a row, I am pleased to report that we successfully completed an acquisition with the April 8 closing of the Genoa
Savings transaction which further strengthens our First Federal Bank branch network."


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



Net Interest Income Increased 43.3% for the quarter, 36.8% YTD
      Net interest income for the 2005 second quarter was $11.7 million, a 43.3% increase over the $8.1 million earned in the second quarter of 2004. Net interest margin for the 2005 second quarter, on a tax-equivalent basis, was 3.87%, a 31 basis point improvement from the second quarter of 2004 and a five basis point improvement over the margin reported for the 2005 first quarter. The improved margin is due to an improved mix between loans and investment securities and lower cost of funds due to growth in the average balance of non-interest bearing deposits.

      Average interest-earning assets grew from $957.2 million in the second quarter of 2004 to $1.25 billion in the second quarter of 2005, an increase of 30.2%. The average balance of loans outstanding increased from $786.6 million in the 2004 second quarter to $1.09 billion in the second quarter of 2005, while the average balance of investment securities dropped from $155.0 million to $121.8 million between the second quarter of 2004 and the second quarter of 2005. Approximately $117 million of the increase in average loan balances related to the ComBanc acquisition, which closed on January 21, 2005, and $62 million related to the Genoa Savings acquisition, which closed on April 8, 2005.
The remainder of the $125.6 million total increase is due to year-over-year balance growth. Yields on loans improved to 6.27% for the 2005 second quarter from 5.77% in the second quarter of 2004. Overall yields on interest-earning assets improved to 6.06% in the 2005 second quarter compared to 5.61% during that same period in 2004. The second quarter yield was also a 17 basis point improvement over the 5.89% yield realized in the 2005 first quarter.

      Average interest-bearing deposits increased to $957.1 million in the 2005 second quarter compared with $687.3 million during the same period of 2004, an increase of $269.8 million or 39.3%. The ComBanc acquisition added $146 million in average balances of interest-bearing deposits while the Genoa Savings acquisition added $66 million in average balances for the quarter. The average balance in interest-bearing deposits also reflects an increase in brokered certificates of deposits (CDs), which averaged $39.2 million in the 2004 second quarter and increased to $46.3 million in the 2005 period. Excluding the acquisitions and brokered CDs, interest-earning deposits increased by $50.4 million in the 2005 second quarter compared with the second quarter of 2004. The cost of interest-bearing deposits increased 26 basis points, to 2.06% for the 2005 second quarter from 1.80% in 2004 and the cost of Federal Home Loan Bank
(FHLB) advances increased 24 basis points, to 4.59% in the 2005 second quarter from 4.35% in the 2004 second quarter. However, an improved mix between advances and deposits resulted in an overall increase in funding costs of just 13 basis points, to 2.41% for the 2005 second quarter from 2.28% in the 2004 second quarter. As a result, the interest rate spread improved to 3.65% in the 2005 second quarter from 3.33% during the second quarter of 2004.

      The net interest margin also benefited from significant growth in the average balance of non-interest bearing deposits, which increased to $91.9 million in the 2005 second quarter compared with $54.8 million during the 2004 second quarter, an increase of 67.7%. Of that $37.1 million increase, $17.7million was due to the ComBanc acquisition, $4.6 million was due to the Genoa Savings acquisition, and the remaining increase of $14.8 million resulted from other Company initiatives to grow those balances.


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

      For the six months ended June 30, 2005, net interest margin improved to 3.85% from 3.57% in the first half of 2004. The improvement resulted from a 36 basis point increase in the overall yield of interest earning assets, to 5.98% for the 2005 period from 5.62% during the first six months of 2004. During that same period, the cost of interest-bearing liabilities increased just nine basis points, to 2.37% in the first half of 2005 compared to 2.28% in 2004. The average balance of non-interest bearing deposits increased by $29.2 million or 54.1% between the first half of 2004 and the first half of 2005.

Non-Interest Income Up $278,000
      Non-interest income increased to $4.4 million for the 2005 second quarter compared to $4.1 million during the same period in 2004. First Defiance realized
$515,000 of gains from sales of investment securities during the 2005 second quarter compared with $293,000 of such gains in the 2004 period. Excluding securities gains, non-interest income grew by $56,000 in the 2005 second quarter over the same period in 2004. Service fee income increased to $1.75 million from $1.37 million but the increase was offset by a reduction in insurance and investment sales commission income, which dropped to $1.1 million in the 2005 second quarter from $1.2 million in the same period of 2004, and a decline in gains from sale of loans, which fell to $588,000 in the 2005 second quarter from $804,000 in the 2004 second quarter.

      Year-to-date, non-interest income increased to $8.8 million for the first half of 2005 from $7.6 million recognized in the first six months of 2004. If gains from the sale of securities of $1.1 million and $392,000 for the first half of 2005 and 2004, respectively, are excluded, non-interest income increased by $483,000. Those year-to-date increases were primarily in service fees and other charges, which increased to $3.2 million from $2.6 million while gains from loan sales declined to $1.1 million from $1.4 million.

Non-Interest Expense Increased Due to Acquisitions
      Non-interest expense for the 2005 second quarter was $12.8 million compared with $7.1 million in the 2004 second quarter. The 2005 amount includes acquisition-related charges of $2.5 million related to the Genoa Savings and ComBanc acquisitions. Acquisition-related charges consist of items incurred directly as a result of the acquisitions such as costs to terminate data processing agreements, severance costs to employees not retained and one-time charges necessary to effect the integration of the acquisition.

      A flattening of the yield curve and a decline in the rate of 10-year
Treasury securities during the 2005 second quarter resulted in a decline in the market value of mortgage servicing rights (MSRs). As a result, First Defiance recorded $95,000 of MSR impairment during the quarter. In the 2004 second quarter, First Defiance recaptured $524,000 of previously recorded impairment reserves, a fluctuation of $619,000 between the two periods. At June 30, 2005, First Defiance has $481,000 of remaining reserves for MSR impairment.

      Excluding acquisition-related charges and MSR impairment-related items, First Defiance incurred non-interest expenses totaling $10.3 million for the 2005 second quarter compared to $7.7 million in the second quarter of 2004, an increase of $2.6 million or 34.1%. Compensation and benefits increased by $1.5 million due to the acquisitions as well as the addition of several new lending positions and a significant number of new support positions in the credit


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

administration, loan processing, deposit operations, data processing and accounting areas. These new positions have been added to both support growth and assure compliance with regulatory and internal control requirements. The addition of these new positions also has resulted in a significant increase in the Company's health insurance expense in 2005 compared with 2004.

      Occupancy costs increased by $356,000 and data processing costs increased by $199,000 between the second quarter of 2004 and the second quarter of 2005.
Non-interest expense also included amortization of core deposit intangibles totaling $214,000 in the 2005 second quarter compared to just $27,000 in the 2004 second quarter, a result of additional core deposit intangibles acquired as part of both acquisitions. The efficiency ratio for the second quarter of 2005 was 81.78% based on GAAP earnings and 66.02% on a core operating earnings basis.
The efficiency ratio for the second quarter of 2004 was 58.67%, a ratio that was favorably impacted by the $524,000 of impairment recapture.

      For the year-to-date period ended June 30, 2005 non-interest expenses totaled $23.0 million compared to $14.6 million for the first half of 2004.
Excluding acquisition-related charges, non-interest expense was $19.7 million for the six months ended June 30, 2005, which was an increase of $5.1 million.
Compensation and benefits accounted for $2.7 million of the year-to-date increase while occupancy increased by $545,000, data processing costs increased by $469,000 and core deposit intangibles increased by $273,000.

Credit Quality Continues to be a Strength
      The provision for loan losses was $349,000 for the second quarter of 2005 compared to $490,000 for the second quarter of 2004. This quarter's provision level reflects continued favorable experience with the First Defiance loan portfolios. Total charge-offs for the three months ended June 30, 2005 were just
$204,000 while recoveries were $77,000 compared with $167,000 of charge-offs and $47,000 in recoveries during the second quarter of 2004. Charge-offs as a percentage of average loans were just 0.05% in the 2005 second quarter
(annualized) compared to 0.06% for the second quarter of 2004. At June 30, 2005 the percentage of non-performing assets to total loans plus Real Estate Owned was 0.50% compared to 0.37% at June 30, 2004 and 0.22% at December 31, 2004.

      Total non-performing loans increased to $4.7 million from $1.9 million at December 31, 2004 and non-performing assets increased to $5.2 million from $2.0 million. Of the $4.7 million in non-performing loans at June 30, 2005, $3.2 million were acquired in one of the acquisitions and $1.5 million related to loans originated by First Defiance. First Defiance's allowance for loan losses as a percentage of non-performing loans declined to 283.7% at June 30, 2005 from 525.9% at December 31, 2004. The increase in non-performing loan balances and the decrease in the related coverage ratios is also due in part to the accounting guidance which requires that estimated losses on loans deemed impaired as of the acquisition date be recorded as a purchase discount, as opposed to establishing an allowance for loan losses. Net loan balances totaling
$2.9 million (after deducting appropriate purchase discounts) are deemed impaired and have no loan loss reserve recorded for them. In management's opinion, all non-performing loans acquired were adequately provided for at the acquisition dates and the allowance for loan losses at June 30, 2005 is sufficient.


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

      "Credit quality has always been a focus and our numbers through the second quarter remain excellent," said Mr. Small. "We knew prior to the two acquisitions that our overall credit quality ratios would suffer but at this point we have not encountered any credit issues that we didn't anticipate through our due diligence. We have dedicated resources to concentrate on the problem credits we purchased and believe that with this level of effort we'll be able to get the majority of the issues resolved. Since the acquisition dates, the acquired offices have operated under our diligent credit quality procedures."

Total Assets Reach $1.4 Billion
      Total assets at June 30, 2005 totaled $1.40 billion compared with $1.13 billion at December 31, 2004 and $1.07 billion at June 30, 2004. At June 30,
2005, loans totaled $1.13 billion, deposits totaled $1.05 billion and stockholders equity was $147.6 million. At December 31, 2004, loans, deposits and equity were $881.2 million, $797.7 million and $126.9 million respectively.
Goodwill and other intangible assets were $39.7 million at June 30, 2005 compared to $18.9 million at December 31, 2004.

Strategic Overview
      "I am very pleased at how successfully we have been able to integrate the two acquisitions that we completed this year," commented Mr. Small. "Our staff has made the transitions as smooth as possible for our new customers. As a result of those efforts, we have been able to retain balances and build new customer relationships. While we have a strong market share in many of our communities, we have significant growth opportunities throughout our market area, especially in the Toledo, Findlay and Lima areas."

      "We continue to make progress in our strategy of growing our community banking and financial services businesses through high-touch service and good corporate citizenship in the communities we serve," said Mr. Small. "We have proven we can successfully grow loans and our loan demand remains very strong.
The challenge continues to be finding the most cost effective way to fund that growth. While our deposit growth has improved, we haven't met our targets in that area yet, and we won't be able to meet our ultimate profitability goals without additional improvement in those areas. Expense controls are also a priority. Through the recent acquisitions and related transitions, we have slipped some in our efforts to improve our efficiency. As we look to the balance of 2005, our management is now refocused on controlling expenses and becoming more efficient."

Conference Call

      First Defiance Financial Corp. will host a conference call at 11:00 a.m.
(EDT) on Tuesday, July 19, 2005 to discuss the earnings results and business trends. The conference call may be accessed by calling 888-880-1525. The passcode for the conference call is "First Defiance." The conference identification number for the call is 7607405. Participants should be prepared to provide both the passcode and conference identification number to access the call.

      Internet access to the call is also available (in listen-only mode) at the following Web address:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-
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eventDetails&c=90296&eventID=1096635 (Due to URL length, please copy and paste
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into browser.)


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         The audio replay of the Internet Web cast will be available at
www.fdef.com until August 31, 2005.
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About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance and Investments. First Federal operates 25 full service branches and 31 ATM locations in northwest Ohio. First Insurance and Investments is the largest property and casualty insurance agency in the Defiance, Ohio area and it also specializes in life and group health insurance and financial planning.

For more information, visit the company's Web site at www.fdef.com.
                                                      ------------

                  -Financial Statements and Highlights Follow-

Safe Harbor Statement

      This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: the future recapture of mortgage servicing impairment reserves, future movements of interest rates and particularly 10-year Treasury notes, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a rising interest rate environment, the ability to sustain credit quality ratios at current or improved levels, a secondary market for packaged mortgage loan securities, future repurchases of First Defiance Financial Corp.
stock and the positive impact of exercised stock options on shareholders' equity, ability to achieve expected earnings, expense reductions and levels of one-time costs including acquisition-related and restructuring charges, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission
(SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004. One or more of these factors have affected or could in the future affect the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections.
Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.



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Consolidated Balance Sheets
First Defiance Financial Corp.

                                                                   June 30,     December 31,     June 30,
(in thousands)                                                       2005          2004            2004
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

Assets
Cash and cash equivalents
     Cash and amounts due from depository institutions           $    31,100    $    19,891    $    19,414
     Interest-bearing deposits                                         7,244            630          1,125
                                                                 -----------    -----------    -----------
                                                                      38,344         20,521         20,539
Securities
     Available-for sale, carried at fair value                       110,515        137,003        150,869
     Held-to-maturity, carried at amortized costs                      2,059          2,255          2,582
                                                                 -----------    -----------    -----------
                                                                     112,574        139,258        153,451
Loans held for sale                                                    7,224          2,295          3,948
Loans                                                              1,133,661        888,868        818,769
Allowance for loan losses                                            (13,460)        (9,956)        (9,537)
                                                                 -----------    -----------    -----------
Loans, net                                                         1,127,425        881,207        813,180
Mortgage servicing rights                                              4,625          3,598          3,783
Accrued interest receivable                                            5,772          4,653          4,725
Federal Home Loan Bank stock and other interest-bearing assets        17,083         13,376         13,095
Bank Owned Life Insurance                                             18,939         18,581         18,337
Office properties and equipment                                       31,690         24,248         23,890
Real estate and other assets held for sale                               487             98            206
Goodwill and other intangibles                                        39,704         18,933         19,310
Other assets                                                           2,983          2,194          2,650
                                                                 -----------    -----------    -----------
     Total Assets                                                $ 1,399,626    $ 1,126,667    $ 1,073,166
                                                                 ===========    ===========    ===========

Liabilities and Stockholders' Equity
Non-interest-bearing deposits                                    $    87,172    $    62,450    $    56,659
Interest-bearing deposits                                            959,309        735,251        696,731
                                                                 -----------    -----------    -----------
      Total deposits                                               1,046,481        797,701        753,390
Advances from Federal Home Loan Bank                                 173,716        178,213        176,623
Notes payable and other interest-bearing liabilities                  20,875         14,804          9,360
Advance payments by borrowers for tax and insurance                      291            278             83
Deferred taxes                                                         1,538            934            950
Other liabilities                                                      9,175          7,863          8,308
                                                                 -----------    -----------    -----------
      Total liabilities                                            1,252,076        999,793        948,714
Stockholders' Equity
      Preferred stock                                                      -              -              -
      Common stock                                                        70             63             63
      Additional paid-in-capital                                      72,246         52,131         51,760
      Stock acquired by ESOP                                          (1,159)        (1,479)        (1,585)
      Deferred compensation                                               (3)            (4)            (7)
      Accumulated other comprehensive income                           1,010          2,131          1,865
      Retained earnings                                               75,386         74,032         72,356
                                                                 -----------    -----------    -----------
      Total stockholders' equity                                     147,550        126,874        124,452
                                                                 -----------    -----------    -----------
      Total liabilities and stockholders' equity                 $ 1,399,626    $ 1,126,667    $ 1,073,166
                                                                 ===========    ===========    ===========

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Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
                                                           Three Months Ended      Six Months Ended
                                                                June 30,                June 30,
                                                                --------                --------
(in thousands, except per share amounts)                    2005       2004        2005         2004
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

Interest Income:
     Loans                                                $ 17,045   $ 11,279    $ 31,808    $ 22,207
     Investment securities                                   1,286      1,727       2,724       3,592
    Interest-bearing deposits                                  134          4         205          36
                                                          --------   --------    --------    --------
Total interest income                                       18,465     13,010      34,737      25,835
Interest Expense:
     Deposits                                                4,911      3,071       8,856       6,069
     FHLB advances and other                                 1,791      1,790       3,591       3,575
     Notes Payable                                             114         20         195          43
                                                          --------   --------    --------    --------
Total interest expense                                       6,816      4,881      12,642       9,687
                                                          --------   --------    --------    --------
Net interest income                                         11,649      8,129      22,095      16,148
Provision for loan losses                                      349        490         696         868
                                                          --------   --------    --------    --------
Net interest income after provision for loan losses         11,300      7,639      21,399      15,280
Non-interest Income:
     Service fees and other charges                          1,755      1,373       3,188       2,578
     Dividends on stock and other interest income              204        153         369         330
     Gain on sale of loans                                     588        804       1,098       1,393
     Gain on sale of securities                                515        293       1,136         392
     Insurance and investment sales commissions              1,050      1,223       2,263       2,286
     Trust income                                               61         50         139          98
     Income from Bank Owned Life Insurance                     180        192         357         385
     Other non-interest income                                  56         43         231          92
                                                          --------   --------    --------    --------
Total Non-interest Income                                    4,409      4,131       8,781       7,554
Non-interest Expense:
     Compensation and benefits                               6,006      4,473      11,518       8,788
     Occupancy                                               1,198        842       2,227       1,682
     SAIF deposit insurance premiums (credit)                   37         28          68         (14)
     State franchise tax                                       290        157         574         312
     Acquisition related charges                             2,476          -       3,360           -
     Data processing                                           778        579       1,591       1,122
     Amortization of mortgage servicing rights                 230        233         396         406
     Impairment (recovery) of mortgage servicing rights         95       (524)       (126)       (287)
     Amortization of intangibles                               214         27         328          55
     Other non-interest expense                              1,519      1,319       3,098       2,536
                                                          --------   --------    --------    --------
Total Non-interest Expense                                  12,843      7,134      23,034      14,600
                                                          --------   --------    --------    --------
Income before income taxes                                   2,866      4,636       7,146       8,234
Income taxes                                                   838      1,492       2,247       2,597
                                                          --------   --------    --------    --------
Net income                                                $  2,028   $  3,144    $  4,899    $  5,637
                                                          ========   ========    ========    ========

Earnings per share:
     Basic                                                $   0.29   $   0.51    $   0.72    $   0.92
     Diluted                                              $   0.28   $   0.49    $   0.70    $   0.88

Core operating earnings per share*:
     Basic                                                $   0.53   $   0.51    $   1.05    $   0.92
     Diluted                                              $   0.51   $   0.49    $   1.01    $   0.88

Average Shares Outstanding:
     Basic                                                   6,887      6,125       6,771       6,115
     Diluted                                                 7,134      6,385       7,031       6,402

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* - See Non-GAAP Disclosure Reconciliations


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Financial Summary and Comparison
First Defiance Financial Corp.
                                                                Three months ended                      Six months ended
                                                                     June 30,                               June 30,
                                                                     --------                               --------
(dollars in thousands, except per share data)             2005         2004     % change        2005          2004        % change
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

Summary of Operations

Tax-equivalent interest income (1)                        18,626       13,202      41.1         35,068           26,213       33.8
Interest expense                                           6,816        4,881      39.6         12,642            9,687       30.5
Tax-equivalent net interest income (1)                    11,810        8,321      41.9         22,426           16,526       35.7
Provision for loan losses                                    349          490     (28.8)           696              868      (19.8)
Tax-equivalent NII after provision for loan loss (1)      11,461        7,831      46.4         21,730           15,658       38.8
Securities gains                                             515          293      75.8          1,136              392      189.8
Non-interest income-excluding securities gains             3,894        3,838       1.5          7,645            7,162        6.7
Non-interest expense                                      12,843        7,134      80.0         23,034           14,600       57.8
One time acquisition related charges                       2,476            -        NM          3,360                -         NM
Income taxes                                                 838        1,492     (43.8)         2,247            2,597      (13.5)
Net Income                                                 2,028        3,144     (35.5)         4,899            5,637      (13.1)
Core operating earnings (2)                                3,637        2,493      45.9          7,083            5,637       25.7
Tax equivalent adjustment (1)                                161          192     (16.1)           331              378      (12.4)
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At Period End
Assets                                                 1,399,626    1,073,166      30.4
Earning assets                                         1,264,326      980,851      28.9
Loans                                                  1,140,885      822,717      38.7
Allowance for loan losses                                 13,460        9,537      41.1
Deposits                                               1,046,481      753,390      38.9
Stockholders' equity                                     147,550      124,452      18.6
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Average Balances
Assets                                                 1,382,129    1,050,462      31.6      1,308,905        1,043,517       25.4
Earning assets                                         1,246,479      957,173      30.2      1,195,013          949,258       25.9
Deposits and interest-bearing liabilities              1,224,350      917,422      33.5      1,160,497          908,853       27.7
Loans                                                  1,091,178      786,575      38.7      1,036,652          768,211       34.9
Deposits                                               1,048,961      742,088      41.4        985,078          734,195       34.2
Stockholders' equity                                     147,200      125,909      16.9        140,269          125,890       11.4
Stockholders' equity / assets                              10.65%       11.99%    (11.1)         10.72%           12.06%     (11.2)
----------------------------------------------------------------------------------------------------------------------------------
Per Common Share Data
Net Income
     Basic                                             $    0.29    $    0.51     (43.1)   $      0.72    $        0.92      (21.7)
     Diluted                                                0.28         0.49     (42.9)          0.70             0.88      (20.5)
Core operating earnings (2)
     Basic                                             $    0.53    $    0.51       2.9    $      1.05    $        0.92       13.5
     Diluted                                           $    0.51    $    0.49       3.5           1.01             0.88       14.4
Dividends                                                   0.22         0.20      10.0           0.44             0.40       10.0
Market Value:
     High                                              $   30.46    $   28.88       5.5    $     30.46    $       29.00        5.0
     Low                                                   25.29        22.07      14.6          25.29            22.07       14.6
     Close                                                 26.69        22.10      20.8          26.69            22.10       20.8
Book Value                                                 20.91        19.70       6.1          20.00            19.70        1.5
Tangible Book Value                                        15.28        16.64      (8.2)         20.91            16.64       25.7
Shares outstanding, end of period (000)                    7,056        6,318      11.7          7,056            6,318       11.7
----------------------------------------------------------------------------------------------------------------------------------
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)                      3.87%        3.56%      8.6           3.85%            3.57%       7.7
Return on average assets --GAAP                             0.59%        1.20%    (51.0)          0.75%            1.08%     (30.7)
Return on average assets -- Core Operating                  1.05%        0.95%     10.9           1.08%            1.08%       0.2
Return on average equity -- GAAP                            5.51%        9.99%    (44.8)          6.99%            8.96%     (22.0)
Return on average equity -- Core Operating                  9.88%        7.92%     24.8          10.10%            8.96%      12.8
Efficiency ratio (3) -- GAAP                               81.78%       58.67%     39.4          76.60%           61.63%      24.3
Efficiency ratio (3) -- Core Operating                     66.02%       58.67%     12.5          65.43%           61.63%       6.2
Effective tax rate                                         29.24%       32.18%     (9.1)         31.44%           31.54%      (0.3)
Dividend payout ratio (basic)                              75.86%       39.22%     93.4          61.11%           43.48%      40.5
----------------------------------------------------------------------------------------------------------------------------------


(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Core operating earnings = Net income plus after-tax effect of acquisition related and other one-time charges. See Non-GAAP Disclosure Reconciliation
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
NM Percentage change not meaningful


------------------------------------------------------------------------------------------------------------
Non-GAAP Disclosure Reconciliations
First Defiance Financial Corp.

Core operating earnings are net income adjusted to exclude discontinued operations, merger, integration and restructuring expenses and the results of certain significant transactions not representative of ongoing operations.


                                                    Three months ended                  Six months ended
                                                         June 30,                           June 30,
                                                         --------                           --------
(dollars in thousands, except per share data)     2005             2004              2005             2004
------------------------------------------------------------------------------------------------------------

Core Operating Earnings

Net Income                                      $ 2,028           $ 3,144          $ 4,899           $ 5,637

  One-time acquisition related charges            2,476                 -            3,360                 -
  Tax effect                                       (867)                -           (1,176)                -
                                                -------           -------          -------           -------
After-tax non-operating items                     1,609                 -            2,184                 -
                                                -------           -------          -------           -------
Core operating earnings                         $ 3,637           $ 3,144          $ 7,083           $ 5,637
                                                =======           =======          =======           =======


One-time acquisition related charges in 2005 reflect charges associated with the acquisition of ComBanc, Inc. and Genoa Savings and Loan Company.

Core Operating earnings is used as the numerator to calculate core operating return on average assets, core operating return on average equity and core operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator and non-interest income in the denominator of the core operating efficiency ratio disclosed in the tables. Comparable information on a GAAP basis is also provided in the tables.

Yield Analysis
First Defiance Financial Corp.
                                                                    Three Months Ended June 30
                                              ---------------------------------------------------------------------
                                                             2005                                2004
                                              ---------------------------------   ---------------------------------
                                                Average                  Yield      Average                   Yield
                                                Balance    Interest(1)  Rate(2)     Balance    Interest(1)   Rate(2)
Interest-earning assets:
   Loans receivable                           $1,091,178   $   17,053     6.27%   $  786,575   $   11,283     5.77%
   Securities                                    121,792        1,439     4.74%      154,995        1,915     4.97%
   Interest Bearing Deposits                      17,314          134     3.10%          347            4     4.64%
   FHLB stock and other                           16,195          204     5.05%       15,256          153     4.03%
                                              ----------   ----------             ----------   ----------
   Total interest-earning assets               1,246,479       18,830     6.06%      957,173       13,355     5.61%
   Non-interest-earning assets                   135,650                              93,289
                                              ----------                          ----------
Total assets                                  $1,382,129                          $1,050,462
                                              ==========                          ==========
Deposits and Interest-bearing liabilities:
   Interest bearing deposits                  $  957,094   $    4,911     2.06%   $  687,293   $    3,071     1.80%
   FHLB advances and other                       156,528        1,791     4.59%      165,668        1,790     4.35%
   Other Borrowings                               18,861          114     2.42%        9,666           20     0.83%
                                              ----------   ----------             ----------   ----------
   Total interest-bearing liabilities          1,132,483        6,816     2.41%      862,627        4,881     2.28%
   Non-interest bearing deposits                  91,867            -        -        54,795            -        -
                                              ----------   ----------             ----------   ----------
Total including non-interest-bearing
demand deposits                                1,224,350        6,816     2.23%      917,422        4,881     2.14%
Other non-interest-bearing liabilities            10,579                               7,131
                                              ----------                          ----------
Total liabilities                              1,234,929                             924,553
   Stockholders' equity                          147,200                             125,909
                                              ----------                          ----------
Total liabilities and stockholders' equity    $1,382,129                          $1,050,462
                                              ==========   ----------             ==========   ----------
Net interest income; interest rate spread                  $   12,014     3.65%                $    8,474     3.33%
                                                           ==========   ======                 ==========   ======
Net interest margin (3)                                                   3.87%                               3.56%
                                                                        ======                              ======
Average interest-earning assets  to average
interest bearing liabilities                                               110%                                111%
                                                                        ======                              ======

                                                                    Six Months Ended June 30
                                              ----------------------------------------------------------------------
                                                             2005                                2004
                                              ---------------------------------   ---------------------------------
                                                Average                  Yield      Average                   Yield
                                                Balance    Interest(1)  Rate(2)     Balance    Interest(1)   Rate(2)
Interest-earning assets:
   Loans receivable                           $1,036,652   $   31,819     6.19%   $  768,211   $   22,215     5.82%
   Securities                                    129,221        3,044     4.75%      160,117        3,962     4.98%
   Interest Bearing Deposits                      13,627          205     3.03%        4,418           36     1.64%
   FHLB stock and other                           15,513          369     4.80%       16,512          330     4.02%
                                              ----------   ----------             ----------   ----------
   Total interest-earning assets               1,195,013       35,437     5.98%      949,258       26,543     5.62%
   Non-interest-earning assets                   113,892                              94,259
                                              ----------                          ----------
Total assets                                  $1,308,905                          $1,043,517
                                              ==========                          ==========
Deposits and Interest-bearing liabilities:
   Interest bearing deposits                  $  901,961   $    8,856     1.98%   $  680,243   $    6,069     1.79%
   FHLB advances and other                       158,671        3,591     4.56%      164,455        3,575     4.37%
   Other Borrowings                               16,748          195     2.35%       10,203           43     0.85%
                                              ----------   ----------             ----------   ----------
   Total interest-bearing liabilities          1,077,380       12,642     2.37%      854,901        9,687     2.28%
   Non-interest bearing deposits                  83,117            -        -        53,952            -        -
                                              ----------   ----------             ----------   ----------
Total including non-interest-bearing
demand deposits                                1,160,497       12,642     2.20%      908,853        9,687     2.14%
Other non-interest-bearing liabilities             8,139                               8,774
                                              ----------                          -----------
Total liabilities                              1,168,636                             917,627
   Stockholders' equity                          140,269                             125,890
                                              ----------                          ----------
Total liabilities and stockholders' equity    $1,308,905                          $1,043,517
                                              ==========   ----------             ==========   ----------
Net interest income; interest rate spread                  $   22,795     3.61%                $   16,856     3.34%
                                                           ==========   ======                 ==========   ======
Net interest margin (3)                                                   3.85%                               3.57%
                                                                        ======                              ======
Average interest-earning assets  to average
interest bearing liabilities                                               111%                                111%
                                                                        ======                              ======

(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.
(2)   Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.



----------------------------------------------------------------------------------------------------------------------------
Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)           2nd Qtr 2005  1st Qtr 2005  4th Qtr 2004  3rd Qtr 2004  2nd Qtr 2004
----------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Tax-equivalent interest income (1)                        $   18,626    $   16,442    $   14,639    $   14,049    $   13,202
Interest expense                                               6,816         5,826         5,435         5,258         4,881
Tax-equivalent net interest income (1)                        11,810        10,616         9,204         8,791         8,321
Provision for loan losses                                        349           347           304           376           490
Tax-equivalent NII after provision for loan losses (1)        11,461        10,269         8,900         8,415         7,831
Investment securities gains                                      515           621           732           302           293
Non-interest income (excluding securities gains/losses)        3,894         3,751         3,478         3,248         3,838
Non-interest expense                                          12,843        10,191         7,837         9,469         7,134
Acquisition and other one-time charges                         2,476           884         1,927
Income taxes                                                     838         1,409         1,599           606         1,492
Net income                                                     2,028         2,871         3,479         1,680         3,144
Core operating earnings (2)                                    3,553         3,446         3,479         2,933         3,144
Tax equivalent adjustment (1)                                    161           170           195           210           192
----------------------------------------------------------------------------------------------------------------------------
At Period End
Total assets                                              $1,399,626    $1,283,911    $1,126,667    $1,102,370    $1,073,166
Earning assets                                             1,264,326     1,163,699     1,034,471     1,009,302       980,851
Loans                                                      1,140,885     1,027,418       891,163       861,070       822,717
Allowance for loan losses                                     13,460        12,749         9,956         9,712         9,537
Deposits                                                   1,046,481       950,586       797,701       779,256       753,390
Stockholders' equity                                         147,550       146,136       126,874       125,423       124,452
Stockholders' equity / assets                                  10.54%        11.38%        11.26%        11.38%        11.60%
Goodwill                                                      39,704        33,408        18,933        18,961        19,310
----------------------------------------------------------------------------------------------------------------------------
Average Balances (3)
Total assets                                              $1,382,129    $1,235,682    $1,108,979    $1,087,205    $1,050,462
Earning assets                                             1,246,479     1,143,549     1,014,424       993,406       957,173
Deposits and interest-bearing liabilities                  1,224,350     1,096,645       972,498       951,392       917,422
Loans                                                      1,091,178       982,125       858,971       832,116       786,575
Deposits                                                   1,048,961       921,196       784,466       768,455       742,088
Stockholders' equity                                         147,200       134,005       126,101       125,800       125,909
Stockholders' equity / assets                                  10.65%        10.84%        11.37%        11.57%        11.99%
----------------------------------------------------------------------------------------------------------------------------
Per Common Share Data
Net Income:
 Basic                                                    $     0.29    $     0.43    $     0.57    $     0.28    $     0.51
 Diluted                                                        0.28          0.41          0.55          0.26          0.49
Core operating earnings (2)
 Basic                                                    $     0.53    $     0.52    $     0.57    $     0.48    $     0.51
 Diluted                                                        0.51          0.50          0.55          0.46          0.49
Dividends                                                       0.22          0.22          0.22          0.20          0.20
Market Value:
 High                                                     $    30.46    $    29.90    $    28.90    $    26.73    $    28.88
 Low                                                           25.29         26.00         25.20         22.01         22.07
 Close                                                         26.69         26.00         28.85         26.01         22.10
Book Value                                                     20.91         21.11         20.20         19.94         19.70
Shares outstanding, end of period (in thousands)               7,056         7,020         6,280         6,286         6,318
----------------------------------------------------------------------------------------------------------------------------
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)                          3.87%         3.82%         3.67%         3.58%         3.52%
Return on average assets -- GAAP (4)                            0.59%         0.93%         1.25%         0.62%         1.20%
Return on average assets -- Core operating                      1.03%         1.12%         1.25%         1.08%         1.20%
Return on average equity -- GAAP                                5.51%         8.57%        11.04%         5.34%         9.99%
Return on average equity -- Core operating                      9.65%        10.29%        11.04%         9.32%         9.99%
Efficiency ratio  (5) -- GAAP                                  81.78%        70.93%        61.80%        78.65%        58.67%
Efficiency ratio -- Core operating                             66.02%        64.78%        61.80%        62.65%        58.67%
Effective tax rate                                             29.24%        32.92%        31.49%        26.51%        32.18%
Dividend payout ratio (basic)                                  75.86%        51.00%        38.60%        71.43%        39.22%
----------------------------------------------------------------------------------------------------------------------------

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2)   See Non-GAAP Disclosure Reconciliation
(3)   Average balances do not reflect borrowings to fund discontinued operations
(4) Income from continuing operations divided by assets, excluding assets of discontinued operations
(5) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net and asset.

------------------------------------------------------------------------------------------------------------------------------------
Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)             2nd Qtr 2005    1st Qtr 2005   4th Qtr 2004   3rd Qtr 2004    2nd Qtr 2004
------------------------------------------------------------------------------------------------------------------------------------
Loan Portfolio Composition
One to four family residential real estate                 $   291,036     $   229,887    $   190,070    $   186,688    $   181,685
Construction                                                    24,000          14,861         15,507         16,816         15,472
Commercial real estate                                         496,599         482,326        415,164        392,610        371,360
Commercial                                                     172,351         160,749        141,643        141,264        140,178
Consumer finance                                                57,223          51,753         45,513         45,267         42,741
Home equity and improvement                                    111,291          95,200         90,839         87,755         80,312
                                                           -----------     -----------    -----------    -----------    -----------
Total loans                                                  1,152,500       1,034,776        898,736        870,400        831,748
Less:
   Loans in process                                             10,372           6,170          6,340          8,155          7,925
   Deferred loan origination fees                                1,243           1,188          1,233          1,175          1,106
  Allowance for loan loss                                       13,460          12,749          9,956          9,712          9,537
                                                           -----------     -----------    -----------    -----------    -----------
Net Loans                                                  $ 1,127,425     $ 1,014,669    $   881,207    $   851,358    $   813,180
                                                           ===========     ===========    ===========    ===========    ===========

------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan loss activity
Beginning allowance                                        $    12,749     $     9,956    $     9,712    $     9,537    $     9,167
Provision for loan losses                                          349             349            304            376            490
Reserve from acquisitions                                          865           2,538              -              -              -
Reclassification between allowance for loan loss and
    purchase loan discount on prior quarter acquisition           (376)
  Credit loss charge-offs:
     One to four family residential real estate                      -               -              -              -              -
     Commercial real estate                                          -              67             24             25              9
     Commercial                                                    104              45            107            144            125
     Consumer finance                                              100              59             37             78             33
     Home equity and improvement                                     -               -              -              -              -
                                                           -----------     -----------    -----------    -----------    -----------
Total charge-offs                                                  204             171            168            247            167
Total recoveries                                                    77              77            108             46             47
                                                           -----------     -----------    -----------    -----------    -----------
Net charge-offs (recoveries)                                       127              94             60            201            120
                                                           -----------     -----------    -----------    -----------    -----------
Ending allowance                                           $    13,460     $    12,749    $     9,956    $     9,712    $     9,537
                                                           ===========     ===========    ===========    ===========    ===========

------------------------------------------------------------------------------------------------------------------------------------
Credit Quality
Non-accrual loans                                          $     4,745     $     3,142    $     1,893    $     1,945    $     2,863
Loans over 90 days past due and still accruing                       -               -              -              -              -
                                                           -----------     -----------    -----------    -----------    -----------
 Total non-performing loans (1)                                  4,745           3,142          1,893          1,945          2,863
Real estate owned (REO)                                            431             488             98             61            193
                                                           -----------     -----------    -----------    -----------    -----------
 Total non-performing assets (1)                           $     5,176     $     3,630    $     1,991    $     2,006    $     3,056
                                                           ===========     ===========    ===========    ===========    ===========
Net charge-offs                                                    127              94             60            201            120

Allowance for loan losses / loans                                 1.18%           1.24%          1.12%          1.13%          1.16%
Allowance for loan losses / non-performing assets               260.05%         351.21%        500.05%        484.15%        312.07%
Allowance for loan losses / non-performing loans                283.67%         405.76%        525.94%        499.33%        333.11%
Non-performing assets / loans plus REO                            0.45%           0.35%          0.22%          0.23%          0.37%
Non-performing assets / total assets                              0.37%           0.28%          0.18%          0.18%          0.28%
Net charge-offs / average loans (annualized)                      0.05%           0.04%          0.03%          0.10%          0.06%

------------------------------------------------------------------------------------------------------------------------------------
Deposit Balances
Non-interest-bearing demand deposits                       $    87,172     $    76,644    $    62,450    $    55,321    $    56,659
Interest-bearing demand deposits and money market              271,118         270,142        258,797        239,524        225,842
Savings deposits                                                94,391          85,581         52,132         53,143         53,965
Time deposits less than $100,000                               426,204         389,844        289,878        285,939        303,909
Time deposits greater than $100,000                            167,596         128,375        134,444        145,329        113,015
                                                           -----------     -----------    -----------    -----------    -----------
Total deposits                                             $ 1,046,481     $   950,586    $   797,701    $   779,256    $   753,390
                                                           ===========     ===========    ===========    ===========    ===========

------------------------------------------------------------------------------------------------------------------------------------

(1) Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.